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                                EXHIBIT 99.3





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FOR IMMEDIATE RELEASE                   Contact:S.A. Mull
                                                Shareholder Relations
                                                      or
                                                E.B. Stephens
                                                Chief Financial Officer
                                                (517) 394-1333



                             CADE INDUSTRIES, INC.
                      ACQUIRES CENTRAL ENGINEERING COMPANY



Lansing, Michigan (November 3, 1997) - Cade Industries (Nasdaq/NM: Cade) announced today that it has acquired Central Engineering Company, a Minnesota based company, and the underlying real estate used in its operations for approximately $7.7 million in cash and 250,000 shares of Common Stock. The cash portion of the purchase was financed through additional bank debt.

Central Engineering, formed in 1956, manufactures engine test cell and associated ground support equipment. Approximately 75% of its revenues are from foreign customers. Cade believes the acquisition will be accretive to earnings and add $15-20 million in annual revenues. The acquisition of Central Engineering adds the world's only turnkey capability to the aviation industry for the design and construction of gas turbine test cell facilities to the Cade business.

Richard A. Lund, Cade's President, stated, "We welcome Central Engineering Company employees and customers to the Cade family of business, and we look forward to continuing the tradition of excellence in products and services throughout the world. We are very pleased that Mr. Loren Swanson, the founder and President of Central Engineering Company will continue in the capacity as Chairman."

Cade designs, develops, manufactures, overhauls and repairs high technology composite components for the aerospace and air transport industries. The Company's operating subsidiaries are located in


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Lansing, Michigan; San Diego, California; and Grand Prairie, Texas (Dallas);
and Minneapolis, Minnesota.

The above statements involving sales and earnings are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those which are anticipated are the following: business conditions generally and conditions specifically in the aircraft and aerospace industries; timing of receipt and delivery of orders; price fluctuations for raw materials and labor; competitive factors, including price competition from other suppliers of similar products and overhaul and repair services; risk of obsolescence of tooling inventory before full amortization on project costs; risks associated with the integration of Central Engineering; and cancellation of orders.

For more information or to receive a copy of this press release, please call our Company News On-Call at 1-800-758-5804 - extension 075675 or you can access the information via the Internet at http://www.prewswire.com or for further information on Cade Industries you can access the Company's web site at http://www.cade-industries.com.

P.O. BOX  23094: LANSING, MI: (517)394-1333: (517) 394-1404: